UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
ISOTIS, INC.
(Name of Registrant as Specified in its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Filed by IsoTis, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: IsoTis, Inc.
Commission File No.: 001-33272
This filing relates to the proposed acquisition of IsoTis, Inc. (“IsoTis”) by Integra LifeSciences Holdings Corporation (“Integra”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 6, 2007, among Integra, Ice Mergercorp, Inc. and IsoTis. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by IsoTis on August 7, 2007 and is incorporated by reference into this filing.
The following items were provided as indicated below: standard email response to IsoTis stockholder email inquiries concerning the proposed merger.
The following standard email, in English as well as a Dutch translation, is being sent by IsoTis in response to email inquiries from stockholders beginning on August 13, 2007:
Dear IsoTis stockholder,
Thank you for your interest in the recently announced proposed acquisition of IsoTis, Inc. (“IsoTis”) by Integra LifeSciences Holdings Corporation (“Integra”).
While we would very much like to respond to you individually, with over 5,000 stockholders it is not possible for us to specifically answer each inquiry. Also, we are required by the U.S. securities laws to publicly file all communications with stockholders with the U.S. Securities and Exchange Commission (the “SEC”).
We have disclosed the main details of the transaction and our Board’s unanimous recommendation that you as stockholders approve the transaction in our press releases dated August 6, 2007, which are available on our website, www.isotis.com, and which we are attaching for your convenience to this email. In addition, you can view a copy of our merger agreement with Integra on the SEC’s web site www.sec.gov and on the investor pages of IsoTis’ website, www.isotis.com.
Please note that in the next several weeks we will file a proxy statement with the SEC and distribute it to our stockholders. This document will provide further information about the transaction, including the reasons why our Board recommends that you approve of the merger with Integra at the special stockholders meeting that we plan to hold in the fourth quarter of 2007.
We truly appreciate your continued support for our company.
Best regards,
Pieter Wolters
IsoTis Inc. — President & CEO
www.isotis.com

DUTCH
Geachte IsoTis aandeelhouder,
Dank voor uw belangstelling voor de kort geleden aangekondigde overname van IsoTis Inc. (“IsoTis”) door Integra LifeSciences Holdings Corporation (“Integra”).
We zouden graag uw vragen individueel beantwoorden, maar met meer dan 5,000 aandeelhouders is dat helaas niet mogelijk. Bovendien zijn we verplicht onder de regelgeving in de Verenigde Staten om alle communicatie met aandeelhouders openbaar te maken en te registreren bij de U.S. Securities and Exchange Commission (the “SEC”).
Wij hebben in onze persberichten van 6 augustus 2007 de belangrijkste aspecten van de overname openbaar gemaakt, evenals de unanieme aanbeveling door IsoTis’ Board of Directors aan u als aandeelhouders om de transactie goed te keuren. Deze persberichten zijn beschikbaar op onze website en om u verder zoeken te besparen ook aan deze email aangehecht. Ook kunt u de tekst van de overname en fusieovereenkomst vinden op de website van de SEC, www.sec.gov, en op de “investor” sectie van onze website, www.isotis.com.
In de komende weken zullen wij een zogenaamde “proxy statement” indienen bij de SEC en versturen naar onze aandeelhouders via de instellingen bij wie u uw aandelen aanhoudt. Dit document zal verdere informatie over de transactie bevatten, waaronder de redenen waarom onze Board aanbeveelt dat u de fusie met Integra goedkeurt of the bijzondere aandeelhoudersvergadering van IsoTis die wij verwachten op te reopen tijdens het vierde kwartaal van 2007.
Wij stellen uw blijvende steun voor IsoTis bijzonder op prijs,
Hoogachtend,
Pieter Wolters
IsoTis Inc. — President & CEO
www.isotis.com

A special stockholder meeting will be announced soon to obtain stockholder approval of the proposed transaction. IsoTis intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents in connection with the proposed transaction. Investors of IsoTis are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about IsoTis, Integra and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed by IsoTis with the Securities and Exchange Commission at the SEC’s website at www.sec.gov, at IsoTis’ website at www.isotis.com or by sending a written request to IsoTis at 2 Goodyear, Irvine, California 92618, attention: Director, Investor Relations.
IsoTis and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of IsoTis’ stockholders in connection with the proposed transaction will be set forth in IsoTis’ proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.